Exhibit 99.5

200 Crossing Boulevard, Bridgewater, NJ 08807

Synchronoss Announces Closing of $235 Million of Common

Stock and Senior Notes Offerings

In addition, Synchronoss raised $75 million through a

private placement of preferred stock

Net proceeds used to refinance the company’s capital structure

BRIDGEWATER, N.J. - June 30, 2021 - Synchronoss Technologies, Inc. (NASDAQ: SNCR), a global leader and innovator of cloud, messaging and digital solutions, today announced that on June 29, 2021 it closed an underwritten public offering of 42,307,692 shares of common stock, which included 3,846,154 shares issued in connection with the underwriters’ option to purchase additional shares, at a price to the public of $2.60 per share, for gross proceeds of approximately $110 million. The Company also announced that on June 30, 2021 it closed an underwritten public offering of $125 million aggregate principal amount of 8.375% senior notes due 2026, which included $5 million aggregate principal amount of senior notes issued in connection with the underwriters’ option to purchase senior notes. Gross proceeds for both offerings are exclusive of underwriting discounts and commissions and estimated offering expenses payable by the Company.

Synchronoss and the senior notes both received a rating of BB- from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The notes are expected to begin trading on the Nasdaq Global Select Market under the symbol “SNCRL” as early as July 1, 2021.

In addition to the public offerings, on June 30, 2021 the Company closed a private placement of 75,000 shares of its Series B Perpetual Non-Convertible Preferred Stock to B. Riley Principal Investments, LLC for an aggregate purchase price of $75 million.

The two public offerings and the private placement resulted in net proceeds of approximately $300 million after deducting underwriting discounts and commissions, but before expenses. On June 30, 2021, the Company used the net proceeds in part to fully redeem all outstanding shares of its Series A Convertible Participating Perpetual Preferred Stock owned by an affiliate of Siris Capital Group and to repay amounts outstanding under the Company’s revolving credit facility.

“Synchronoss has emerged from this comprehensive refinancing process with a solid financial foundation that will support our mission to empower our customers to connect with their subscribers in trusted and meaningful ways,” said Jeff Miller, President and CEO of Synchronoss. “Today we have a sustainable financial environment that gives us the operating flexibility required to invest in delivering and enhancing great cloud, messaging and digital experiences for our customers; to enable long-term growth; and to deliver higher stockholder value to those who invest in the company.”

The refinancing has also led to the departure of Synchronoss Board of Directors members Frank Baker, Peter Berger and Robert Aquilina, each of whom is associated with Siris Capital Group. “On behalf of the entire Board and management, I would like to thank Frank, Peter and Bob for their contributions to Synchronoss over the last three years and for their generosity as advisors to me personally,” said Miller.

In conjunction with this new capitalization, B. Riley Financial, Inc., including certain of its affiliates, serve as Synchronoss’ anchor investor. Synchronoss has granted B. Riley representation on its Board.

Bryant Riley, Chairman and Co-CEO of B. Riley Financial, Inc., commented: “We are pleased to serve as a strategic partner and financial sponsor to Synchronoss on this capitalization and are committed to leveraging the full operational and financial capabilities of our platform to support Synchronoss in its strategy to deliver value. We look forward to continuing to work closely with Jeff and the entire management team as Synchronoss enters this exciting new phase for its business.”

B. Riley Securities, Inc., acted as the lead underwriter and sole book-running manager for the common stock offering. Northland Capital Markets acted as co-manager for the common stock offering.

B. Riley Securities, Inc. acted as the sole book-running manager for the senior notes offering. Northland Capital Markets, Aegis Capital Corp. and EF Hutton, a division of Benchmark Investments, LLC acted as lead managers for the senior notes offering.

The common stock and senior notes were offered under the Company's shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission ("SEC") on August 28, 2020. The offerings were made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus for the offering may be obtained on the SEC's website at www.sec.gov, or by contacting B. Riley Securities by telephone at (703) 312-9580, or by email at prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Synchronoss

Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services and content they love. That’s why more than 1,500 talented Synchronoss employees worldwide strive each day to reimagine a world in sync. Learn more at www.synchronoss.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements regarding the closing of the public offering and the anticipated use of the proceeds thereof. These forward-looking statements are subject to a number of risks, including the satisfaction of customary closing conditions related to the public offering and the risk factors set forth from time to time in Synchronoss’ SEC filings, including but not limited to the risks that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections (as applicable) of Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the period ended March 31, 2021, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Synchronoss’ other filings with the SEC, other unknown or unpredictable factors also could affect Synchronoss’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Synchronoss undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts

Media
Anais Merlin, CCgroup (International)

Diane Rose, CCgroup (North America)
synchronoss@ccgrouppr.com

Investors
Todd Kehrli/Joo-Hun Kim, MKR Investor Relations, Inc.
investor@synchronoss.com